Exhibit 99.1

Gulfport Energy Corporation Reports First Quarter 2010 Results

OKLAHOMA CITY (May 6, 2010) Gulfport Energy Corporation (NASDAQ: GPOR) today reported financial and operating results for the first quarter of 2010.

For the first quarter of 2010, Gulfport reported net income of $10.0 million on oil and gas revenues of $27.3 million, or $0.23 per diluted share. EBITDA (as defined below) for the first quarter of 2010 was $18.8 million and cash flow from operating activities before changes in working capital (as defined below) was $18.0 million.

Financial Highlights

•

Produced oil and gas sales volumes of 444,209 barrels of oil equivalent (“BOE”), or 4,936 barrels of oil equivalent per day (“BOEPD”), in the first quarter of 2010, a 2% sequential increase on a unit basis over the fourth quarter of 2009

•	Generated $18.8 million of EBITDA in the first quarter of 2010, an 11% sequential increase over the fourth quarter of 2009

•	Recorded net income of $10.0 million in the first quarter of 2010, a 9% sequential improvement over the fourth quarter of 2009

•	Reported lease operating expense of $4.2 million, or $9.40 per BOE, and general and administrative expense of $1.4 million, or $3.11 per BOE, in the first quarter of 2010

Production

For the first quarter of 2010, net production was 415,644 barrels of oil, 84,517 thousand cubic feet (“MCF”) of natural gas and 608,093 gallons of natural gas liquids (“NGL”), or 444,209 BOE. Net production for the first quarter of 2010 by region was 386,334 BOE in Southern Louisiana, 49,144 BOE in the Permian Basin and 8,731 BOE in the Bakken.

Realized price for the first quarter of 2010, which includes transportation costs, was $63.18 per barrel of oil, $5.18 per MCF of natural gas and $1.07 per gallon of NGL, for a total equivalent price of $61.56 per BOE. Realized price for oil in the first quarter of 2010 reflects the impact of fixed price contracts for 3,000 barrels per day at a weighted average price of $54.81 during January and February and 2,300 barrels per day at a weighted average price of $58.24 during March. For the remainder of 2010, Gulfport has fixed price contracts in place for 2,300 barrels per day at $58.24. Gulfport is currently unhedged for 2011.

During April 2010, Gulfport produced at an average rate of approximately 4,832 BOEPD. For the first five days of May, production increased to approximately 5,520 BOEPD reflecting the impact of our 2010 drilling program.

Gulfport Energy Corporation

Production Schedule

(Unaudited)

Production Volumes:	1Q2010	1Q2009

Oil (MBbls)	415.6	400.1
Gas (MMcf)	84.5	79.3
NGL (Gal)	608.1	723.1
Oil Equivalents (MBOE)	444.2	430.6

Average Realized Price:

Oil (per Bbl)	$63.18	$42.55
Gas (per Mcf)	$5.18	$4.83
NGL (per Gal)	$1.07	$0.63
Oil Equivalents (BOE)	$61.56	$41.48

Operational Highlights

•	Currently running a four rig drilling program covering Gulfport’s three core areas

•	Drilled a total of seven successful wells in Southern Louisiana for a 100% success rate year-to-date in Southern Louisiana

•	Participated in the drilling of five gross (2.5 net) wells year-to-date in the Permian, one of which is currently drilling, and a rig is currently moving to the sixth location

•	Acquired an aggregate of approximately 2,400 net acres in the Permian in 2010, increasing Gulfport’s acreage position in the play to 10,612 net acres

Operations

At West Cote Blanche Bay (“WCBB”), Gulfport has drilled and completed five successful wells to date in 2010 and is currently drilling ahead at 7,551 feet on the sixth well of its 2010 drilling program at the field. Year-to-date, Gulfport has performed 26 recompletions at the field. Gulfport currently expects to drill a total of 19 to 21 wells at WCBB during 2010.

At Hackberry, Gulfport is currently in the process of completing two successful wells and is currently drilling ahead at 7,097 feet on the third well of its 2010 drilling program at the field. Year-to-date, Gulfport has performed three recompletions at Hackberry. Gulfport currently plans to release the drilling rig following the completion of its third well at Hackberry to perform production testing and fully evaluate the results of its 2010 drilling program at the field. Positive indications will result in a rig returning to the field later this year to drill additional wells.

Gulfport continues to expand its position in the Permian Basin, acquiring an aggregate of 2,400 net acres in 2010, expanding Gulfport’s total acreage position in the play to 10,612 net acres. At the end of April 2010, a second rig was contracted to drill on Gulfport’s acreage intermittently through the remainder of the year. Year-to-date during 2010, Gulfport has participated in the drilling of five (2.5 net) gross wells in the Permian, one of which is currently drilling, and a rig is currently moving to the sixth location. Gulfport currently expects to participate in the drilling of a total of 24 to 26 gross (12 to 13 net) wells in the Permian during 2010.

As previously announced, Grizzly, in which Gulfport owns a 24.9% interest, has filed an application with the Alberta Energy Resources Conservation Board (“ECRB”) and Alberta Environment (“AENV”) for the development of an 11,300 barrel per day oil sands project at Algar Lake. Grizzly expects regulatory approval within 12 to 18 months of application submission, followed by an anticipated construction period of 18 months leading to first production. Grizzly is currently integrating recently released public core data from offset operators into its geological models, analyzing the results, and planning its 2010/2011 winter drilling program.

2010 Guidance

Gulfport’s 2010 guidance issued on November 5, 2009 remains unchanged. Gulfport estimates 2010 production to be in the range of 1.85 million to 2.05 million BOE. Capital expenditures for 2010 are estimated to be in the range of $56 million to $62 million prior to any new acreage or asset acquisitions. Operationally, Gulfport plans to drill 19 to 21 wells at WCBB, approximately three wells at Hackberry and 24 to 26 gross (12 to 13 net) wells in the Permian Basin. For 2010, Gulfport projects lease operating expense to be in the range of $8.00 to $9.50 per BOE, general and administrative expense to be between $2.50 to $3.50 per BOE, production taxes to be between $7.00 to $8.00 per BOE and depreciation, depletion and amortization expense to be in the range of $18.00 to $20.00 per BOE.

Presentation

An updated presentation was posted to the Company’s website on the morning of May 6, 2010. The presentation can be found at www.gulfportenergy.com under the “Webcasts & Presentations” section on the “Investor Relations” page. Information on the Company’s website does not constitute a portion of this press release.

Conference Call

Gulfport will host a conference call today at 1:00 p.m. CST to discuss its first quarter 2010 financial and operational results. Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling 1-800-561-2693. The passcode for the call is 56970788. A replay of the call will be available for two weeks at 1-888-286-8010. The replay passcode is 98826351. The webcast will be archived on the Company’s website for one year and can be accessed on the Company’s “Investor Relations” page.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and the Permian Basin in West Texas. Gulfport also holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense, accretion expense and depreciation, depletion and amortization. Cash flow from operating activities before changes in operating assets and liabilities is a non-GAAP financial measure equal to cash flows from operating activities before changes in operating assets and liabilities. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA and cash flow from operating activities before changes in operating assets and liabilities are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and cash flow from operating activities before changes in operating assets and liabilities are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and cash flow from operating activities before changes in operating assets and liabilities presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Investor & Media Contact:

Paul K. Heerwagen

Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenues:
Oil and condensate sales	$26,260,000	$17,025,000
Gas sales	438,000	383,000
Natural gas liquids sales	648,000	452,000
Other income (expense)	9,000	(76,000)

	27,355,000	17,784,000

Costs and expenses:
Lease operating expenses	4,176,000	4,987,000
Production taxes	3,192,000	1,885,000
Depreciation, depletion, and amortization	7,925,000	7,420,000
General and administrative	1,382,000	1,136,000
Accretion expense	154,000	142,000

	16,829,000	15,570,000

INCOME FROM OPERATIONS:	10,526,000	2,214,000

OTHER (INCOME) EXPENSE:
Interest expense	718,000	633,000
Insurance proceeds	—	(1,050,000)
Interest income	(173,000)	(102,000)

	545,000	(519,000)

INCOME BEFORE INCOME TAXES	9,981,000	2,733,000

INCOME TAX EXPENSE:	—	—

NET INCOME	$9,981,000	$2,733,000

NET INCOME PER COMMON SHARE:

Basic	$0.23	$0.06

Diluted	$0.23	$0.06

Basic weighted average shares outstanding	42,699,116	42,645,877

Diluted weighted average shares outstanding	43,118,210	42,957,791

Gulfport Energy Corporation

Reconciliation of EBITDA and Cash Flow

(Unaudited)

	Three Months Ended
	March 31, 2010	March 31, 2009

Net Income	$9,981,000	$2,733,000
Interest expense	718,000	633,000
Income tax expense	—	—
Accretion expense	154,000	142,000
Depreciation, depletion, and amortization	7,925,000	7,420,000

EBITDA	$18,778,000	$10,928,000

	Three Months Ended
	March 31, 2010	March 31, 2009

Cash provided by operating activity	$14,967,000	$13,832,000
Adjustments:
Changes in operating assets and liabilities	3,020,000	(3,414,000)

Operating Cash Flow	$17,987,000	$10,418,000